QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5.1

[Holme Roberts & Owen LLP Letterhead]

October 1, 2002

Holme Roberts & Owen LLP
1700 Lincoln Street
Suite 4100
Denver, Colorado 80203

        Re: Registration on Form S-8 of Cimarex Energy Co.

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by Cimarex Energy Co. (the "Company") of a registration statement on Form S-8 with the Securities and Exchange Commission covering the offering of up to 7,250,000 shares of common stock of the Company, $.01 par value per share (the "Shares"), and interests (together with the Shares, the "Securities"), pursuant to the Company's 2002 Stock Incentive Plan and 401(k) Plan (collectively, the "Plans").

        We have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plans and the Securities that may be sold pursuant to the Plans.

        Based upon the foregoing examination and upon such matters of fact and law as we have deemed relevant, we are of the opinion that the Securities have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization and appropriate actions as contemplated thereby and by the Plans and related agreements, the Securities will be validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the aforesaid registration statement.

Respectfully submitted,
/s/ HOLME ROBERTS & OWEN LLP Holme Roberts & Owen LLP

QuickLinks

  EXHIBIT 5.1
[Holme Roberts & Owen LLP Letterhead]
October 1, 2002